 As filed with the Securities and Exchange Commission on November 10, 1999
                                                      Registration No. 333-80803
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                              AMENDMENT NO. 1

                                    TO
                                 POST-EFFECTIVE
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                              INKTOMI CORPORATION
             (Exact name of Registrant as specified in its charter)

                Delaware                               94-3238130
    (State or other jurisdiction of       (IRS Employer Identification Number)
     incorporation or organization)

                             4100 East Third Avenue
                             Foster City, CA 94404
                                 (650) 653-2800
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                ---------------

                                Timothy Stevens
       Vice President of Corporate and Legal Affairs and General Counsel
                              Inktomi Corporation
                             4100 East Third Avenue
                             Foster City, CA 94404
                                 (650) 653-2800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                   Copies to:
                            Douglas H. Collom, Esq.
                        Wilson Sonsini Goodrich & Rosati
                            Professional Corporation
                               650 Page Mill Road
                          Palo Alto, California 94304
                                 (650) 493-9300

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                              Inktomi Corporation
                             4100 East Third Avenue
                             Foster City, CA 94404
                        Telephone Number: (650) 653-2800

                                2,136,068 Shares

                              INKTOMI CORPORATION

                                  Common Stock

                               ----------------

   These shares may be offered and sold from time to time by stockholders of Inktomi Corporation ("Inktomi") identified in this prospectus. See "Selling Stockholders." The selling stockholders acquired the shares on either April 30, 1999 in connection with Inktomi's acquisition of Impulse Buy Network, Inc., or on September 25, 1998 in connection with Inktomi's acquisition of C2B Technologies, Inc.

   The selling stockholders will receive all of the net proceeds from the sale of the shares. These stockholders will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. Inktomi will not receive any proceeds from the sale of the shares.

   You should consider carefully the risk factors beginning on page 4 of this prospectus before purchasing any of the common stock offered hereby.

   Inktomi's common stock is quoted on the Nasdaq National Market under the symbol "INKT." On November 9, 1999, the last reported sale price of the common stock was $115.5625 per share.

                               ----------------

   The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ----------------

                             November 10, 1999

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
   Available Information...................................................   3
   Information Incorporated by Reference...................................   3
   Forward Looking Information.............................................   3
   Risk Factors............................................................   4
   Use of Proceeds.........................................................  12
   Selling Stockholders....................................................  12
   Plan of Distribution....................................................  20
   Legal Matters...........................................................  21
   Experts.................................................................  21

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of Inktomi common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

   In this prospectus, "Inktomi," "we," "us," and "our" refer to Inktomi Corporation and its subsidiaries.

                             AVAILABLE INFORMATION

   We file annual, quarterly and special reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. Additional information about us may be found on our web site at http://www.inktomi.com. Information contained on Inktomi's web site does not constitute part of this prospectus.

                     INFORMATION INCORPORATED BY REFERENCE

   The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. The most recent information that we file with the SEC automatically updates and supersedes more dated information. We incorporate by reference the documents listed below, and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until the selling stockholders sell all the shares. This prospectus is part of a Registration Statement we filed with the SEC (Registration No. 333-80803). The documents we incorporate by reference are:

      1. Our Annual Report on Form 10-K for the fiscal year ended September 30, 1998;

      2.  Our Quarterly Report on Form 10-Q for the quarter ended June 30,
  1999;

      3.  Our Quarterly Report on Form 10-Q for the quarter ended March 31,
  1999;

      4. Our Quarterly Report on Form 10-Q for the quarter ended December 31, 1998;

      5. Our Current Report on Form 8-K dated October 15, 1999, as amended November 5, 1999, relating to our acquisition of WebSpective Software, Inc.;

      6. Our Current Report on Form 8-K dated May 13, 1999 relating to our acquisition of Impulse! Buy Network, Inc.;

      7. Our Current Report on Form 8-K dated December 29, 1998 relating to our stock split;

      8. Our Current Report on Form 8-K dated November 6, 1998 relating to our acquisition of C2B Technologies, Inc.;

      9. Our Current Report on Form 8-K dated October 9, 1998, as amended November 2, 1998, relating to our acquisition of C2B Technologies, Inc.; and

       10. The description of our common stock contained in our Registration Statement on Form 8-A as filed with the SEC on May 22, 1998.

   You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: General Counsel, Inktomi Corporation, 4100 East Third Avenue, Foster City, CA 94404; telephone number (650) 653-2800.

                          FORWARD LOOKING INFORMATION

   This prospectus, including the information incorporated by reference herein, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act. Our actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below. In particular, please review the sections captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the fiscal year ended September 30, 1998, and our quarterly report on Form 10-Q for the quarter ended June 30, 1999, which reports are incorporated herein by reference and such section of any subsequently filed Exchange Act reports. In connection with forward-looking statements which appear in these disclosures, prospective purchasers of the shares offered hereby should carefully consider the factors set forth in this prospectus under "Risk Factors" and the section entitled "Factors Affecting Operating Results" in any subsequently filed Exchange Act reports.

                                  RISK FACTORS

   You should carefully consider the risks described below before making an investment decision. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

   If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of our common stock could decline.

We have a history of operating losses, expect to incur future losses, and cannot be certain that we will become a profitable company.

   Inktomi was founded in February 1996 and has a limited operating history. As of June 30, 1999, we had an accumulated deficit of $57.7 million. We have not achieved profitability and expect to continue to incur net losses for at least the next several quarters. We expect to continue to incur significant sales and marketing, product development and administrative expenses across all lines of our business, and in particular in our shopping engine business as we continue to develop and enhance our shopping technology, solidify and refine the business model, integrate Impulse! Buy Network into our operations and initiate new sales and marketing efforts. As a result, we will need to generate significant revenues to achieve and maintain profitability. Although our revenues have grown in recent quarters, we cannot be sure that this growth will continue at the same rate or that we will achieve sufficient revenues for profitability. If we do achieve profitability, we cannot be sure that we can sustain or increase profitability on a quarterly or annual basis in the future.

Our business substantially depends upon the success of our Traffic Server product.

   Our future growth substantially depends on the commercial success of our Traffic Server network cache product, which we have licensed to only a small number of customers. We are initially targeting telecommunications carriers and Internet service providers for our Traffic Server product, although we are expanding our customer prospects to include Internet hosting providers, OEM customers and large enterprise customers. Our ability to generate substantial and sustained revenues from our Traffic Server product is dependent upon achieving sales penetration in each of these market segments and significantly increasing the number of new and repeat customer transactions. The market for large-scale network caching is in its early stages, and we are not sure our target customers will widely adopt and deploy caching technology throughout their networks. Even if they do so, they may not choose our Traffic Server network cache product, because it does not include the features they require, they wish to outsource content distribution services to a third party vendor rather than directly implementing caching in their networks, or for technical, cost, support or other reasons. Although we have tested our Traffic Server product prior to making it available to customers, we cannot be sure that we have found and fixed all significant performance errors. If our target customers do not widely adopt and purchase our Traffic Server product, our business, financial condition and results of operations will be adversely affected.

Our business would be harmed if customers choose not to use or promote our search and directory services.

   Revenues from our search and directory services result primarily from the number of end-user searches that are processed by our search engine and directory engine and the level of advertising revenue generated by our Internet portal and other web site customers. Our agreements with customers do not require them to direct end users to our search or directory services or to use our search or directory services exclusively at all. For example, in January 1999, Microsoft announced that it had signed an agreement to license online communications technologies to a third party and in exchange would adopt the search technology provided by the third party as the primary search engine for the MSN Network, replacing our search engine. Accordingly, revenues from search and directory services are highly dependent upon the willingness of customers to promote and use the search and directory services we provide, the ability of our customers to attract end users to their online services, the volume of end-user searches that are processed by our search engine and directory engine, and the ability and willingness of customers to sell advertisements on the Internet pages viewed by end users. Certain of our customers have selected competing search and directory services to operate in combination with our services, which has reduced the number of queries available for us to serve and may erode future revenue growth opportunities. The technological barriers for customers to implement additional services or to replace our services are not substantial.

Our entry into the online shopping business will require us to develop significant new capabilities and may not be successful.

   The online shopping market is in a rapid state of evolution with a wide variety of companies, including large Internet portals, online merchants, online merchant aggregators, auction sites and other web sites, expending substantial funds to develop brand recognition and large bases of end user consumers. We are still developing and refining the business model for our Internet shopping engine in light of this rapidly changing business environment. We continue to anticipate that revenues will be generated by revenue-sharing arrangements with online merchants, and by per-query search fees, advertising revenue and license, support and maintenance fees from Internet portals and other web site customers. The success of our shopping engine will largely depend on a variety of factors, including:

    . our ability to establish and maintain strong relationships with customers and online merchants;

    . our ability to assemble a robust and varied database of products of interest to end user consumers;

    . the ability and willingness of our customers to promote our shopping services on their web sites;

    . the dollar volume of online purchases made by end users of our customers' web sites;

    . the ability of participating merchants to successfully merchandize their products through our shopping engine; and

    .  the level of advertising revenues generated by customers.

   We launched the first commercial version of our Internet shopping engine in mid-1999. Our shopping engine is designed to collect and organize vast amounts of electronic information from online merchants and publishers of comparative product information. The shopping engine is also designed to track and confirm purchases made by end-users of our customers' services and to generate invoices for our online merchants to pay revenue-sharing amounts to us. These are highly complex tasks. We have experienced some difficulty and delays in implementing our shopping service, stabilizing and optimizing our product database, consistently tracking end user consumer purchases and rolling out new features. We anticipate that resolving current technological challenges, developing required features to meet current customer commitments, and developing and deploying new features will require significant additional expenses and management and development resources. We have made significant investments in our online shopping business and expect to continue to do so. This investment has been and will continue to be required in advance of generating revenues, which have not been significant to date and are expected to be modest for the next few quarters. We cannot be sure that our entry into the online shopping business will be successful.

The markets in which we operate are highly competitive and we may be unable to compete successfully against new entrants and established companies with greater resources.

   We compete in markets that are new, intensely competitive, highly fragmented and rapidly changing. We face competition in the overall Internet infrastructure market as well as the network cache, Internet search/directory and online shopping segments of this market. We have experienced and expect to continue to experience increased competition from current and potential competitors, many of which have significantly greater financial, technical, marketing and other resources.

   Competition in the network cache market continues to intensify as market segmentation is increasing, new solutions are coming to market and several companies are forming technology alliances and OEM relationships to sell their products. We directly compete primarily against several companies, including CacheFlow, Cisco Systems, InfoLibria, Microsoft, Netscape, Network Appliance, Novell and Spyglass. We also compete against freeware caching solutions including CERN, Harvest and Squid. In addition, we are aware of numerous other major software developers as well as smaller entrepreneurial companies that are focusing significant resources on developing and marketing products and services that will compete with Traffic Server. We also believe that Traffic Server may face competition from other providers of competing solutions to network infrastructure problems, including networking hardware and software manufacturers, content distribution service providers, traditional hardware manufacturers, telecommunications providers, cable TV/communications providers, software database companies, and large diversified software and technology companies. Many of these companies provide or have announced their intentions to provide a range of software and hardware products based on Internet protocols and to compete in the broad Internet/intranet software market as well as in specific market segments in which we compete.

   We compete with a number of companies to provide Internet search and directory services, many of which have operated services in the market for a longer period, have greater financial resources, have established marketing relationships with leading online services and advertisers, and have secured greater presence in distribution channels. Traditionally, our competitors have provided search/directory services directly to end users through their own web sites and have supplied search/directory services to third-party web sites as a supplement to this business. However, we are facing increased competition from several newer competitors that are following our business model of providing Internet search/directory services primarily to Internet portals and other web site customers. These newer competitors have focused on search result relevance and ease of use in providing their services. We currently compete with companies including Alta Vista, Ask Jeeves, Direct Hit Technologies, Excite@Home, Google, Infoseek, Looksmart, Lycos, Netscape Open Directory and Northern Light. In addition, large media companies such as The Walt Disney Company and NBC Enterprises, and other Internet-based companies such as America Online and Excite@Home have recently made investments in or acquired Internet search engine companies, and we believe that other large media enterprises may enter or expand their presence in the Internet search and directory market, either directly or indirectly through collaborations or other strategic alliances.

   The market for our shopping engine application is rapidly evolving and intensely competitive. Our current and potential competitors include other OEM providers of shopping technologies and services including Bottom Dollar, InfoSpace any mySimon, third party merchant aggregators including Affinia, SnapShot and WizShop, and Internet portals and other captive marketplace web sites including Amazon.com, America Online, Excite@Home, Lycos and Yahoo!. We believe the principal factors that will draw end users to an online shopping application include brand availability, selection, personalized services, convenience, price, accessibility, customer service, quality of search tools, quality of content, and reliability and speed of fulfillment for products ordered. We will have little or no control over many of these factors.

   Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than we can. In addition, our current and potential competitors may bundle their products with other software or hardware, including operating systems and browsers, in a manner that may discourage users from purchasing products offered by us. Also, current and potential competitors have greater name recognition, more extensive customer bases and access to proprietary content. Increased competition could result in price reductions, fewer customer orders, fewer search queries served, reduced gross margins and loss of market share.

The loss of a key customer could adversely affect our revenues and be perceived as a loss of momentum in our business.

   We have generated a substantial portion of our historical revenues from a limited number of customers. We expect that a small number of customers will continue to account for a substantial portion of revenues for the foreseeable future. As a result, if we lose a major customer for any reason, including non-renewal of a customer contract, or in the case of our search engine business, if there is a decline in usage of any customer's search service, our revenues would be adversely affected. In addition, potential customers of Inktomi and public market analysts or investors may perceive any such loss as a loss of momentum in our business, which may adversely affect future opportunities to sell our products and services and cause our stock price to decline. Also, we cannot be sure that customers that have accounted for significant revenues in past periods, individually or as a group, will continue to generate revenues in any future period.

If we do not meet performance requirements in our portal services agreements, customers may cancel our service or choose a different service.

   Our search engine, directory engine and shopping engine agreements typically include specific performance requirements, including the features provided, reliability, processing speed, size of the Internet database maintained, number of merchants and products within the database and frequency of updating the database. In addition, we believe it is important to maintain features and functionality that are not explicitly covered in our agreements, such as high relevance of search and product results. The growing volume of search queries processed by our search engine and the frequency with which we update our portal services to include additional functionality have placed some strain on our operational capability to meet customer requirements. If we do not meet these requirements, customers may cancel our service or choose to use a different service.

Circumstances beyond our control may result in service interruptions which could cause our business to suffer.

   We provide our portal services from multiple data centers, all of which are housed at facilities operated by a single-source hosting provider. Circumstances outside of our control such as fires, earthquakes, power failures, telecommunications failures, sabotage, unauthorized intrusions into our databases and similar events may bring down one or more of our data centers. For example, in June 1998, lightning struck the facility housing our data center in Virginia, interrupting service from this center. In addition, our data center hosting provider has experienced network failures from time to time, which has also interrupted our service. Service interruptions for any reason would reduce our revenues and could result in contract cancellations.

Our quarterly operating results may fluctuate significantly, and these fluctuations may cause our stock price to fall.

   We expect that a significant portion of our future revenues will come from licenses of Traffic Server. We further expect that these revenues will come from licenses of Traffic Server to a small number of customers. The volume and timing of orders are difficult to predict because the market for Traffic Server is in its early stages and the sales cycle varies substantially from customer to customer. The cancellation or deferral of even a small number of licenses of Traffic Server would reduce our expected revenues, which would adversely affect our quarterly financial performance. To the extent significant sales occur earlier than expected, operating results for later quarters may not compare favorably with operating results from earlier quarters.

   Our operating expenses are largely based on anticipated revenue trends and a high percentage of our expenses are fixed in the short term. We plan to significantly increase our operating expenses to enhance and support our online shopping business, expand our sales and marketing operations, broaden our customer support capabilities, establish new data centers, develop new distribution channels, and fund greater levels of research and development. A delay in generating or recognizing revenue for the reasons set forth above or for any other reason could cause significant variations in our operating results from quarter to quarter and could result in substantial operating losses.

   Due to these factors, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. It is likely that in some future quarter, our operating results may be below the expectations of public market analysts or investors, and the price of our common stock may fall.

Our operating results may fluctuate because the sales cycle for Traffic Server is long.

   To date, our customers have taken a long time to evaluate Traffic Server, and many people within our customers' organizations have been involved in the process. Along with our distribution partners, we spend a significant amount of time educating and providing information to our prospective customers regarding the use and benefits of Traffic Server. Even after purchase, our customers tend to deploy Traffic Server slowly and deliberately, depending on the skill set of the customer, the size of the deployment, the complexity of the customer's network environment, and the quantity of hardware and the degree of hardware configuration necessary to deploy Traffic Server. The long sales and implementation cycles for Traffic Server may cause license revenues and operating results to vary significantly from period to period.

Our success depends on our ability to expand our sales and support organizations.

   We will need to substantially expand our direct and indirect sales operations, both domestically and internationally, in order to increase market awareness and sales of our products. Our products and services require a sophisticated sales effort targeted at several people within our prospective customers' organizations. We have recently expanded our direct sales force and plan to hire additional sales personnel. Competition for qualified sales personnel is intense, and we might not be able to hire the kind and number of sales personnel we are targeting. In addition, we believe that our future success is dependent upon establishing and maintaining productive relationships with a variety of distribution partners, including OEMs, resellers, systems integrators and joint marketing partners. We seek to sign up distribution partners that have a substantial amount of technical expertise in the computer network and telecommunications industry. Even with this expertise, our distribution partners generally require a significant amount of training and support from us, and we anticipate that it will take several quarters before any of our distribution partners will develop the expertise and skills we believe necessary to effectively sell our products. We cannot be sure that we will be successful in signing up desired distribution partners or that our distribution partners will devote adequate resources or have the technical and other sales capabilities to sell our products.

   Similarly, the complexity of our products and the difficulty of installing them require highly trained customer service and support personnel. We currently have a small customer service and support organization and will need to increase our staff to support new customers, new product lines (such as the recent addition of our shopping engine and directory engine), the expanding needs of existing customers and the internationalization of our business. Competition for customer service and support personnel is intense in our industry due to the limited number of people available with the necessary technical skills and understanding of the Internet.

Our success depends on our ability to manage growing and changing operations.

   Our ability to successfully offer products and services and implement our business plan in a rapidly evolving market requires an effective planning and management process. We continue to increase the scope of our operations domestically and internationally and have grown our headcount substantially. This growth has placed, and our anticipated future operations will continue to place, a significant strain on our management systems, personnel and resources. We expect that we will need to continue to improve our financial and managerial controls and reporting systems and procedures, enhance our internal and external security systems, and continue to expand, train and manage our work force worldwide. Furthermore, we expect that we will be required to manage multiple relationships with various customers, merchants and other third parties.

The legal environment in which we operate is uncertain and claims against us could cause our business to suffer.

   Our products and services operate in part by making copies of material available on the Internet and other networks and making this material available to end users from a central location. This creates the potential for claims to be made against us (either directly or through contractual indemnification provisions with customers) for defamation, negligence, copyright or trademark infringement, personal injury, invasion of privacy or other legal theories based on the nature, content or copying of these materials. These claims have been threatened against us from time to time and have been brought, and sometimes successfully pressed, against online service providers. It is also possible that if any information provided through any of our portal services or facilitated by our Traffic Server product contains errors, third parties could make claims against us for losses incurred in reliance on this information. Further, there is the potential for product liability claims to be asserted against us by end users who purchase goods and services through our shopping engine. Although we carry general liability insurance, our insurance may not cover potential claims of this type or be adequate to protect us from all liability that may be imposed.

Internet-related laws could adversely affect our business.

   Laws and regulations which apply to communications and commerce over the Internet are becoming more prevalent. The most recent session of the United States Congress resulted in Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material. The European Union recently enacted its own privacy regulations, and is currently considering copyright legislation that may extend the right of reproduction held by copyright holders to include the right to make temporary copies for any reason. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. In addition, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online. The adoption or modification of laws or regulations relating to the Internet, or interpretations of existing law, could adversely affect our business.

The Internet infrastructure market is rapidly changing and we must develop and introduce new products and technologies to remain competitive.

   The Internet infrastructure market is characterized by rapid technological change, frequent new product introductions, changes in customer requirements and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards could render our existing products obsolete. Our future success will depend upon our ability to develop and introduce a variety of new products and product enhancements to address the increasingly sophisticated needs of our customers. The increasing scope of our business has led us to allocate additional resources to our current business opportunities and fewer resources to longer term projects. We have experienced delays in releasing new products and product enhancements and may experience similar delays in the future. Material delays in introducing new products and enhancements may cause customers to forego purchases of our products or purchase those of our competitors.

If we are unable to maintain our relationships with customers and the companies that supply and distribute our products, we may have difficulty selling our products and services.

   We believe that our success in penetrating our target markets depends in part on our ability to develop and maintain strategic relationships with key hardware and software vendors, Internet technology and service providers, distribution partners and customers. We believe these relationships are important in order to validate our technology, facilitate broad market acceptance of our products, enhance our product and service offering, and expand our sales, marketing and distribution capabilities. If we are unable to develop key relationships or maintain and enhance existing relationships, we may have difficulty selling our products and services.

   We have from time to time licensed components from others such as reporting functions and security features and incorporated them into our products and services. If these licensed components are not maintained, it could impair the functionality of our products and services and require us to obtain alternative products from other sources or to develop this software internally, either of which could involve costs and delays as well as diversion of engineering resources.

We may not be able to recruit and retain the personnel we need to succeed.

   We intend to hire a significant number of additional sales, support, marketing, and research and development personnel. Competition for these individuals is intense, and we may not be able to attract or retain additional highly qualified personnel in the future. Our future success also depends upon the continued service of our executive officers and other key sales, marketing and support personnel. In addition, our products and technologies are complex, and we are substantially dependent upon the continued service of our existing engineering personnel, and especially our founders. None of our officers or key employees is bound by an employment agreement for any specific term. Our relationships with these officers and key employees are at will. We do not have key person life insurance policies covering any of our employees.

Any acquisitions that we make could adversely affect our operations or financial results.

   We have purchased three companies since September 1998 and intend to continue to invest in or acquire complementary companies, products or technologies in the future. If we buy a company, we could have difficulty in assimilating that company's personnel and operations. In addition, the key personnel of the acquired company may decide not to work for us. Also, we could have difficulty in integrating the acquired technology or products into our operations. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses. Furthermore, we may have to incur debt or issue equity securities to pay for any future acquisitions, the issuance of which could be dilutive to our stockholders.

Our efforts to increase our presence in markets outside of the United States may be unsuccessful and could result in losses.

   We market and sell our products in the United States and internationally. We have offices in England, France, Germany, Japan and Korea to market and sell our products in those countries and surrounding regions. We plan to establish additional facilities in other parts of the world. The expansion of our existing international operations and entry into additional international markets will require significant management attention and financial resources. We cannot be sure that our investments in establishing facilities in other countries will produce desired levels of revenue. We currently have limited experience in developing localized versions of our products and marketing and distributing our products internationally. In addition, other inherent risks may apply to international operations, including:

    .  the impact of recessions in economies outside the United States;

    . greater difficulty in accounts receivable collection and longer collection periods;

    .  unexpected changes in regulatory requirements;

    .  difficulties and costs of staffing and managing foreign operations;

    .  potentially adverse tax consequences; and

    .  political and economic instability.

   Our international expenses are generally denominated in local currencies. We do not currently engage in currency hedging activities. Although exposure to currency fluctuations to date has been insignificant, future fluctuations in currency exchange rates may adversely affect results of international operations.

Our failure to protect our intellectual property rights could adversely affect our ability to compete.

   Our success and ability to compete are substantially dependent upon our internally developed technology. We generally enter into confidentiality or license agreements with our employees, consultants and corporate partners, and generally control access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Policing unauthorized use of our products is difficult, and we cannot be sure that the steps we have taken will prevent misappropriation of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

Intellectual property claims against us could cause our business to suffer.

   Substantial litigation regarding intellectual property rights exists in the software industry. We expect that software products may be increasingly vulnerable to third-party infringement claims as the number of competitors in our industry segments grows and the functionality of products in different industry segments overlaps. Lycos has announced that it is the exclusive licensee of a patent covering a method of crawling information on the Internet, and that it may bring actions against companies that it believes are infringing this patent in the future. We also believe that many companies have filed or intend to file patent applications covering aspects of their technology that they may claim our technology infringes. A few of these companies have sent copies of their patents to us for informational purposes. We cannot be sure that Lycos or other third parties will not make a claim of infringement against us with respect to our products and technology. Any claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, and could cause product shipment delays or require us to reengineer our products or enter into royalty or licensing agreements. These royalty or licensing agreements, if required, may not be available on acceptable terms, if at all.

If our products or the products upon which we depend malfunction because of Year 2000 problems, our operations may be interrupted and we may be subject to warranty and product liability claims.

   Our software products operate in complex network environments and directly and indirectly interact with a number of other hardware and software systems. Despite investigation and testing by us and our partners, our software products and the underlying systems and protocols running our products may contain errors or defects associated with Year 2000 date functions. We are unable to predict to what extent our business may be affected if our software or the systems that operate in conjunction with our software experience a material Year 2000 failure. Known or unknown errors or defects that affect the operation of our software could result in delay or loss of revenue, interruption of search or shopping services, cancellation of customer contracts, diversion of development resources, damage to our reputation, increased service and warranty costs, and litigation costs, any of which could adversely affect our business, financial condition and results of operations.

Our stock price is volatile.

   The market price of our common stock has fluctuated in the past and is likely to fluctuate in the future. In addition, the securities markets have experienced significant price and volume fluctuations, and the market prices of the securities of Internet-related companies have been especially volatile. In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. If we were the subject of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources.

                                USE OF PROCEEDS

   Inktomi will not receive any proceeds from the sale of the shares by the selling stockholders. All net proceeds from the sale of Inktomi Common Stock will go to the stockholders who offer and sell their shares.

                              SELLING STOCKHOLDERS

   The following table sets forth certain information, as of July 12, 1999, with respect to the number of shares of common stock owned by the selling stockholders named below and as adjusted to give effect to the sale of the shares offered hereby. The shares are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for resale from time to time.

   The shares being offered by the selling stockholders were acquired from Inktomi in either Inktomi's acquisition of Impulse! Buy Network, Inc. pursuant to an Agreement and Plan of Reorganization dated April 21, 1999, or Inktomi's acquisition of C2B Technologies, Inc. pursuant to an Agreement and Plan of Reorganization dated August 31, 1998. In both acquisitions, the shares of common stock were issued pursuant to an exemption from the registration requirements of the Securities Act. The selling stockholders represented to Inktomi that they were acquiring the shares for investment and with no present intention of distributing the shares.

   Inktomi has filed with the SEC, under the Securities Act, a registration statement on Form S-3 (the "Registration Statement") of which this prospectus forms a part, with respect to the resale of the shares from time to time. In the Declaration of Registration Rights made and executed by Inktomi on April 30, 1999 pursuant to an Agreement and Plan of Reorganization dated April 21, 1999, Inktomi has agreed to use its best efforts to keep the Registration Statement effective for 180 days or, if earlier, the date that all shares have been sold. In the Registration Rights Agreement dated September 25, 1998, executed pursuant to an Agreement and Plan of Reorganization dated August 31, 1998, Inktomi agreed to allow former shareholders of C2B Technologies to register on the Registration Statement shares of Inktomi stock that they received pursuant to the August 31, 1998 Agreement and Plan of Reorganization.

   The shares offered by this prospectus may be offered from time to time by the selling stockholders named below:

                                                    Number of
                                                      Shares                Number of
                                                   Beneficially Number  of    Shares
                                                   Owned Prior    Shares   Beneficially
 Name of Selling            Address of Selling        to the      Being    Owned After
 Stockholder                   Stockholder           Offering    Offered   the Offering
 ---------------         -----------------------   ------------ ---------- ------------
 Former C2B Shareholders
 Alamo Partners......... c/o Bass Companies, 201      14,594      14,594         0
                         Main Street,
                         #2600 Ft. Worth, TX
                         76102

 Alexander, Jim......... 6 Edgewood Lane,              1,125       1,125         0
                         Bronxville,
                         NY 10708-1905

 Amram, Joseph.......... 718 Loma Verde Avenue,       20,612      20,612         0
                         Palo Alto,
                         CA 94303-4144

 Anderson, Chris........ c/o Millenium Asset           3,124       3,124         0
                         Mgmt, 150 N. Hill Drive
                         Suite 40, Brisbane, CA
                         94005

 April, Rand............ 300 South Grand, Suite       23,602      23,602         0
                         3400, Los Angeles,
                         CA 90071

 Bass, Hyatt Anne....... c/o Bass Companies, 201       8,108       8,108         0
                         Main Street,
                         #2600 Ft. Worth, TX
                         76102-3105

 Bass, Lee.............. c/o Bass Companies, 201       9,728       9,728         0
                         Main Street,
                         #2600 Ft. Worth, TX
                         76102-3105

                                                      Number of
                                                        Shares               Number of
                                                     Beneficially Number of    Shares
                                                     Owned Prior   Shares   Beneficially
 Name of Selling             Address of Selling         to the      Being   Owned After
 Stockholder                     Stockholder           Offering    Offered  the Offering
 ---------------          ------------------------   ------------ --------- ------------
 Bass, Samantha Sims .... c/o Bass Companies, 201        8,108      8,108         0
                          Main Street,
                          #2600 Ft. Worth,
                          TX 76102-3105

 Bass, Sid............... c/o Bass Companies, 201        8,108      8,108         0
                          Main Street,
                          #2600 Ft. Worth, TX
                          76102-3105

 Boboff, Peter........... 3377 Pacific Avenue, San      83,810     83,810         0
                          Francisco, CA 94118

 Borenstein Family        60 Bay Way, San Rafael,       52,878     52,878         0
  Trust, The............. CA 94901

 Broad, Eli.............. Attn: Cindy Quane, 1999       31,248     31,248         0
                          Avenue of the Stars
                          Suite 3170, Los Angeles,
                          CA 90067-4612

 Clair/MacLean,
  Mike & Audrey.......... 21100 Saratoga Hills           6,250      6,250         0
                          Rd., Saratoga,
                          CA 95070-5373

 Cloister, L.P........... 27400 Nortwestern Hwy.,          624        624         0
                          Southfield,
                          MI 48034-4724

 Coley, Stephen.......... 1 First National Plaza         4,250      4,250         0
                          #2900, Chicago,
                          IL 60603-2003

 Crisp, Peter............ 103 Horseshoe Road, Mill       3,124      3,124         0
                          Neck,
                          NY 11765-1005

 Cypress VI Partners..... c/o RN Compton, Eber          12,581     12,581         0
                          International, 320 Paul
                          Avenue, San Francisco,
                          CA 94124-3123

 Dellar, Carl............ 14008 Shady Oak Ct.,          48,632     48,632         0
                          Saratoga, CA 95070

 Draper DFIV Partners.... 7821 Horseshoe Lane,           5,074      5,074         0
                          Potomac,
                          MD 20854-3828

 Draper Fisher Associates
  Fund IV, L.P........... 400 Seaport Ct., Suite            32         32         0
                          250, Redwood City,
                          CA 94063-2767

 Draper Fisher
  Mgmt. Co. ............. 400 Seaport Ct., Suite         5,682      5,682         0
                          250, Redwood City,
                          CA 94063-2767

 Draper Fisher Partners
  IV, LLC................ 400 Seaport Ct., Suite             6          6         0
                          250, Redwood City,
                          CA 94063-2767

 Draper, Polly........... 400 Seaport Ct., Ste.          4,124      4,124         0
                          250, Redwood City,
                          CA 94063-2767

 Draper, Rebecca......... 400 Seaport Ct., Ste.          4,124      4,124         0
                          250, Redwood City,
                          CA 94063-2767

 Draper, Timothy......... 400 Seaport Ct., Ste.         54,840     54,840         0
                          250, Redwood City,
                          CA 94063-2767


                                                           Number of
                                                             Shares               Number of
                                                          Beneficially Number of    Shares
                                                          Owned Prior   Shares   Beneficially
                                  Address of Selling         to the      Being   Owned After
 Name of Selling Stockholder          Stockholder           Offering    Offered  the Offering
 ---------------------------   ------------------------   ------------ --------- ------------
 Draper, William Trust........ PO Box 59507, Potomac,         4,248      4,248         0
                               MD 20859

 Fetzer, Wade................. c/o Goldman Sachs Group,       6,250      6,250         0
                               4900 Sears Tower
                               Chicago, IL 60606

 Fisher, Fred................. c/o Charles Schwab of          1,648      1,648         0
                               Puerto Rico, American
                               International Plaza, 250
                               Munoz Rivera Ave.
                               Ste #104, Hato Rey,
                               Puerto Rico 00918

 Fisher, Herbert.............. 150 Brady Lane,                  412        412         0
                               Bloomfield Hills,
                               MI 48304-2804

 Fisher, John H.N............. c/o Draper Associates,        34,762     34,762         0
                               400 Seaport Ct.
                               Ste 250 Redwood City,
                               CA 94063-2767

 Flaherty, Peter.............. 130 E 95th Street, New         4,688      4,688         0
                               York, NY 10128-1705

 Foster, Richard.............. 21 E 79th Street, New          2,100      2,100         0
                               York, NY 10021-0125

 GFAM #1, L.P................. c/o Jim Gidwitz, 225 W.       21,988     21,988         0
                               Wacker Drive
                               Ste. 1800, Chicago,
                               IL 60606-1229

 Ginsburg, Paul M.,            50 Shady Lane, Ross,
  As Separate Property........ CA 94957                      44,034     44,034         0

 Grayson, Bruns............... c/o ABS Ventures, 1            1,562      1,562         0
                               South Street #2150,
                               Baltimore, MD 22102

 Graystone Venture Fund, LLC.. Attn: Judy Dorr, One           4,198      4,198         0
                               Northfield Plaza,
                               Northfield, IL 60093

 Greenacre Foundation......... 30 Rockefeller Plaza           3,124      3,124         0
                               5600, New York,
                               NY 10112-0002

 Gupta, Rajat................. c/o Mckinsey & Co., 1          4,250      4,250         0
                               First National
                               Plaza #2900, Chicago, IL
                               60603-2003

 Guth, John................... c/o Rockefeller & Co.,           884        884         0
                               30 Rockefeller
                               Plaza #5600, New York,
                               NY 10112-0002

 Harris, William M.D.......... 665 Concord Avenue,            3,000      3,000         0
                               Belmont,
                               MA 02478-2027

 How, David................... 121 Maywood Drive, San         8,122      8,122         0
                               Francisco, CA 94127-2039

 JABE, LLC.................... c/o Draper Associates,         8,248      8,248         0
                               400 Seaport Ct.,
                               Ste 250, Redwood City,
                               CA 94063-2767

                                                       Number of
                                                         Shares               Number of
                                                      Beneficially Number of    Shares
                                                      Owned Prior   Shares   Beneficially
 Name of Selling              Address of Selling         to the      Being   Owned After
 Stockholder                      Stockholder           Offering    Offered  the Offering
 ---------------           ------------------------   ------------ --------- ------------
 Jurvetson, Steve......... c/o Draper Associates,        15,824      15,824        0
                           400 Seaport Ct., Ste
                           250, Redwood City, CA
                           94063-2767

 Kubal, Lawrence.......... 400 Seaport Ct., Ste.            708         708        0
                           250, Redwood City, CA
                           94063-2767

 Kligfeld Family Trust,
 Marnin & Margo........... 1615 Bonanza Street,          75,526      75,526        0
                           Suite 203,
                           Walnut Creek, CA 94596

 Lysander, LLC............ c/o Rockefeller & Co.,         1,562       1,562        0
                           30 Rockefeller Plaza
                           #5600, New York, NY
                           10112-0002

 MacNaughton, Andrew...... 1808 Country Club Rd.,           850         850        0
                           Thousand Oaks, CA 91360-
                           5005

                           c/o Genstar, 555
 MacNaughton, Angus....... California Street,             2,440       2,440        0
                           Suite 4850, San
                            Francisco, CA 94104

 MacNaughton, Gillian..... 7 Baird Street, Apt 12,          626         626        0
                           Montpelier,
                           VT 05602-3041

 McDaniel, Terrence L. and
 McDaniel, Sally A.,
  Trustees under the
  McDaniel Family
  Revocable Trust dated    144 Iron Gate Ct.,
  December 17, 1998....... Alamo, CA 94507               45,924      45,924        0

 Mayo Foundation.......... c/o Harry Hoffman, 200        43,748      43,748        0
                           1st St., SW, Rochester
                           MN 55905-0001

 Mostes-Withrow, Karen.... 400 Seaport Ct., Ste.          1,932       1,932        0
                           250, Redwood City, CA
                           94063-2767

 Newman, Greg............. 9 Brooktree Drive,           159,256     159,256        0
                           Danville, CA 94506

 Norman-Weil Foundations.. c/o Frank Weil, Abacus         4,168       4,168        0
                           VTRS, 147 E 48th St. New
                           York, NY 10017-1223

 O'Neill, Abby............ 30 Rockefeller Plaza           1,562       1,562        0
                           5600, New York,
                           NY 10112-0002

 O'Neill, George.......... 30 Rockefeller Plaza             938         938        0
                           5600, New York,
                           NY 10112-0002

 Osline, Nila............. 1521 East San Alto,            5,941       5,941        0
                           Orange, CA 92865

 Packard, Warren.......... 400 Seaport Ct., Ste.            530         530        0
                           250, Redwood City, CA
                           94063-2767

                           531 Ravenscourt Rd.,
 Parker, Thomas........... Hillsborough,                    524         524        0
                           CA 94010-6837

                                                                      Number of
                                                                        Shares               Number of
                                                                     Beneficially Number of    Shares
                                                                     Owned Prior   Shares   Beneficially
     Name of Selling                                                    to the      Being   Owned After
       Stockholder             Address of Selling Stockholder          Offering    Offered  the Offering
     ---------------      ----------------------------------------   ------------ --------- ------------
 Paterson Family Trust... c/o Genstar, 555 California St., Suite         1,160       1,160        0
                          4850,
                          San Francisco, CA 94104-1502

 Richards, Roy........... c/o Southwire Co., PO Box 1000                 1,406       1,406        0
                          Carrollton,
                          GA 30119-0002

 Rowland Trust........... 610 Greystone Terrace, Orinda, CA 94563       23,182      23,182        0

 Rowland Trust........... 610 Greystone Terrace, Orinda, CA 94563        4,176       4,176        0
  Haley A.

 Rowland Trust,.......... 610 Greystone Terrace, Orinda, CA 94563        4,176       4,176        0
  Marisa H.

 Sapling Foundation...... c/o Millenium Asset Mgmt, 150 N. Hill          3,124       3,124        0
                          Drive, Ste 40, Brisbane, CA 94005

 Selby, Norman........... 262 Central Park West Apt. 4E, New York,       3,124       3,124        0
                          NY10024-3512

 Senoff, Robert.......... c/o Millenium Asset Mgmt, 150 N. Hill            156         156        0
                          Drive Ste 40, Brisbane, CA 94005

 EC Steele Co Inc........ c/o Steele Associates, PO Box 14267,           6,250       6,250        0
                          North Palm Beach, FL 33408-0267

 Stork, Carl............. c/o Microsoft Corp., 1 Microsoft Way           6,250       6,250        0
                          Redmond, WA 98052-8300

 Thomas, William......... 455 Cervantes Rd., Portola Valley,             1,574       1,574        0
                          CA 94028-7659

 Tinklenberg Trust,...... 2841 Greer Rd., Palo Alto, CA 94303-3830         412         412        0
  J.R. & M.V.

 Tuchman, Mitch.......... 195 Gloria Circle, Menlo Park, CA 94025       41,770      41,770        0

 Turner, Ross J.......... c/o Genstar Investment Corporation,              840         840        0
                          555 California Street, Suite 4850
                          San Francisco, CA 94104-1502

 Vaccarello, Richard H... 13562 Toni Ann Place, Saratoga, CA            10,980      10,980        0
                          95070-4852

 University of........... c/o John Feldt, 1848 University Avenue         8,748       8,748        0
  Wisconsin Foundation    PO Box 8860, Madison, WI 53708

 Walchek, Scott.......... 4159 Buckingham Road, Danville, CA 94526     228,604     228,604        0

                                                                           Number of
                                                                             Shares               Number of
                                                                          Beneficially Number of    Shares
                                                                          Owned Prior   Shares   Beneficially
                                                                             to the      Being   Owned After
Name of Selling Stockholder         Address of Selling Stockholder          Offering    Offered  the Offering
---------------------------  -------------------------------------------- ------------ --------- ------------
West Family Trust.......     13426 Highland Ranch Rd., Poway, CA 92064          360         360        0

Weston, Graham..........     2361 Broadway Street, San Francisco,           125,810     125,810        0
                             CA 94115-1233

Williams, Tom...........     16096 Greenwood Road, Monte Sereno,                312         312        0
                             CA 95030-3018

Former Impulse Buy Shareholders

Ballantine, John P......     714 Lakeside Avenue, #404, Seattle, WA 98144     1,509       1,509        0

Canaan Equity L.P.......     2884 Sand Hill Road, Suite 115, Menlo Park,     82,864      82,864        0
                             CA 94025

Carlick Walker
 Revocable Family
 Trust..................     1311 Heaven Hill Road, Sonoma, CA 95476          3,018       3,018        0

Chan, Adrian............     126 South Park, San Francisco, CA 94107             57          57        0

Chan, Patrick...........     914 E. Meadow Drive, Palo Alto, CA 94303           468         468        0

Choate, Timothy C.......     117 Madrona Place East, Seattle, WA 98112        1,509       1,509        0

Connolly, John..........     520 Riviera Circle, Larkspur, CA 94939             479         479        0

Cullinane,..............     52 West 5th Avenue, San Mateo, CA 94402         23,412      23,412        0
 Don Christopher

Cullinane, Kevin........     652 Fordham Rd., San Mateo, CA 94402             1,006       1,006        0

Curtis, Mark............     137 Solana Road, Portola Valley, CA 94028        3,440       3,440        0

Daniell, James..........     77 Marlborough Street, #2, Boston, MA 02116        603         603        0

DePhillippo, Sam........     75 Caravan Circle, Needham, MA 02192                94          94        0

Dubiner, Joel...........     25 Windsor Place, San Francisco, CA 94133          794         794        0

Eaton, Gregory F........     12380 Priscilla Lane, Los Altos Hills,           2,717       2,717        0
                             CA 94022

Ford, Steve.............     895 Redwood Drive, Aptos, CA 95003                 443         443        0

Gansky, Lisa............     45 Templar Place, Oakland, CA 94618                 94          94        0

Goldstein, Bernard......     2 Mansuring Way, Rye, NY 10580                   6,036       6,036        0


                                                                           Number of
                                                                             Shares               Number of
                                                                          Beneficially Number of    Shares
                                                                          Owned Prior   Shares   Beneficially
                                                                             to the      Being   Owned After
Name of Selling Stockholder         Address of Selling Stockholder          Offering    Offered  the Offering
---------------------------  -------------------------------------------- ------------ --------- ------------
Goldstein, Mark, H......     67 Issaquah Dock, Sausalito, CA 94965          264,303     264,303        0

Goldstein, Seth.........     115 Central Park West, Apt 7A, New York,            94          94        0
                             NY 10023

Interactive Minds.......     Attn: Carl Nichols, 1154 Clayton Street,        44,851      44,851        0
 Ventures, L.P.              San Francisco, CA 94117

Kapany, Raj.............     57 Amador Avenue, Atherton, CA 94027               603         603        0

Krass, Jonathan.........     28120 Story Hill Lane, Los Altos Hills,          1,690       1,690        0
                             CA 94022

Latta Family Trust......     Attn: Robert P. Latta, 650 Page Mill Road,       1,676       1,676        0
                             Palo Alto, CA 94304

Ling, Richard...........     7 Almendral Avenue, Atherton, CA 94027          23,412      23,412        0

Little & Co. LLC........     900 Chelmsford Street, Lowell, MA 01851          4,829       4,829        0

Litle, Thomas J., V.....     712 Main Street Bayne Lane, Newburyport,           603         603        0
                             MA 01950

Lopes, John.............     25541 Fremont Road, Los Altos Hills,             3,018       3,018        0
                             CA 94022

Mann, James L...........     1285 Drummers Lane, Wayne, PA 19087              6,036       6,036        0

Howard E. Marks.........     615 N. Arden Drive, Beverly Hills, CA 90210      6,036       6,036        0
 Living Trust

Melmon, Richard MM......     411 Arlington Way, Menlo Park, CA 94025          3,018       3,018        0
 Pension Plan

Newman, Ellen...........     323 Geary Street, San Francisco, CA 94102           94          94        0

Niemeyer, Bill..........     260 Hazelwood Avenue, San Francisco,               702         702        0
                             CA 94127

O'Connell, Gerald M.....     347 Nod Hill Road, Wilton, CT 06897              3,018       3,018        0

Parenti, Beverly........     1085 Greenwich Street, Apt 2, San Francisco,        47          47        0
                             CA 94133

Poler, Ariel............     2721 B Pacific Avenue, San Francisco,            2,012       2,012        0
                             CA 94115

Raynes, Arthur..........     317 Ingeborg Road, Wynnewood, PA 19096           6,036       6,036        0


                                                         Number of
                                                           Shares               Number of
                                                        Beneficially Number of    Shares
                                                        Owned Prior   Shares   Beneficially
                                Address of Selling         to the      Being   Owned After
 Name of Selling Stockholder        Stockholder           Offering    Offered  the Offering
 --------------------------- ------------------------   ------------ --------- ------------
 Rosen, Joe...........       2 Townsend Street, Apt           702         702        0
                             2508, San Francisco,
                             CA 94107

 Rubin, Jon...........       1400 Key Blvd, 1st             6,036       6,036        0
                             Floor, Arlington,
                             VA 22209

 Schimmel, Steve......       2828 Webster Street,             520         520        0
                             Apt. #10, San Francisco,
                             CA 94123

 Softbank Technology
 Advisors Fund, L.P...       Attn: Helen R.S.               3,115       3,115        0
                             MacKenzie, 333 W. San
                             Carlos St., Suite 1225,
                             San Jose, CA 95110

 Softbank Technology
  Ventures IV, L.P....       Attn: Helen R.S.             162,612     162,612        0
                             MacKenzie, 333 W. San
                             Carlos St., Suite 1225,
                             San Jose, CA 95110

 Stuart, Greg.........       Flycast Communications,        1,063       1,063        0
                             181 Fremont St.,
                             San Francisco, CA 94107

 Urban West Capital
  Partners............       520 Broadway, Suite 100,       6,036       6,036        0
                             Santa Monica, CA 90401

 Wiener, Jason........       225 Mallorca Way, #106,          114         114        0
                             San Francisco,
                             CA 94123

 WS Investments 97B...       Attn: Robert P. Latta,         4,224       4,224        0
                             650 Page Mill Road,
                             Palo Alto, CA 94304

 Yahoo! Inc...........       Attn: Tim Koogle, 3420        48,560      48,560        0
                             Central Expressway,
                             Santa Clara, CA 95051

 Yu, Francis..........       846 Corrient Point                86          86        0
                             Drive, Redwood City,
                             CA 94065

                              PLAN OF DISTRIBUTION

   Inktomi will not receive any proceeds from the sale of the shares. The shares may be sold from time to time by the selling shareholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following: (a) a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in the resales.

   In connection with distributions of the shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares registered hereunder in the course of hedging the positions they assume with selling shareholders. The selling shareholders may also sell shares short and redeliver the shares to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares registered hereunder, which the broker-dealer may resell or otherwise transfer pursuant to this prospectus. The selling shareholder may also loan or pledge the shares registered hereunder to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default the broker-dealer may effect sales of the pledged shares pursuant to this prospectus.

   Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling shareholders in amounts to be negotiated in connection with the sale. Such broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

   All costs, expenses and fees in connection with the registration of the shares will be borne by Inktomi. Commissions and discounts, if any, attributable to the sales of the shares will be borne by the selling shareholders. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. Inktomi and the selling shareholders have agreed to indemnify certain persons including broker-dealers or agents against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

                                 LEGAL MATTERS

   The validity of the shares of common stock offered hereby has been passed upon for Inktomi by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. As of the date of this prospectus, attorneys who are members of or are employed by Wilson Sonsini Goodrich & Rosati and participating in matters on behalf of Inktomi relating to this Registration Statement beneficially own an aggregate of 4,235 shares of Inktomi's Common Stock.

                                    EXPERTS

   The consolidated financial statements of Inktomi as of September 30, 1998 and 1997, and for the period from February 2, 1996 (date of inception) to September 30, 1996, and the years ended September 30, 1997 and 1998, have been incorporated by reference in this prospectus and the Registration Statement which have been audited by PricewaterhouseCoopers LLP, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, payable by Inktomi in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

                                                                     Amount to
                                                                      be Paid
                                                                    -----------
      SEC registration fee......................................... $ 53,370.19
      Printing expenses............................................ $    15,000
      Legal fees and expenses...................................... $    15,000
      Accounting fees and expenses................................. $    10,000
      Miscellaneous expenses....................................... $     6,630
        Total...................................................... $100,000.19
                                                                    ===========

Item 15. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

   Article X of Inktomi's Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permitted under Delaware law.

   Article VI of Inktomi's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the corporation to the fullest extent permitted under the General Corporation Law of Delaware.

   Inktomi has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in Inktomi's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

   In addition, pursuant to the terms of the Agreement and Plan of Reorganization entered into by Inktomi in connection with its acquisition of Impulse Buy Network, Inc., Inktomi has agreed to fulfill and honor in all respects the obligations of Impulse Buy Network, Inc. pursuant to certain indemnification agreements between Impulse Buy Network, Inc. and its directors and officers as of the effective time of the merger that effected such acquisition and the indemnification provisions under Impulse's Articles of Incorporation or Bylaws as in effect immediately prior to the merger. The Articles of Incorporation and Bylaws of the surviving corporation in the merger contain provisions with respect to indemnification and exculpation from liability that are at least as favorable to the Indemnified Parties as those contained in the Articles of Incorporation and Bylaws of Impulse Buy Network, Inc. as in effect immediately prior to the merger, which provisions will not be amended, repealed or otherwise modified for a period of six years from the effective time of the acquisition in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the effective time, were directors, officers, employees, or agents of Impulse Buy Network, Inc.

   In addition, pursuant to the terms of the Agreement and Plan of Reorganization entered into by Inktomi in connection with its acquisition of C2B Technologies, Inc., Inktomi has agreed to either cause the surviving corporation to indemnify or to directly indemnify the persons who were officers or directors of C2B Technologies, Inc. on August 31, 1998 in accordance with the Bylaws of C2B Technologies, Inc. as they were in effect on August 31, 1998 for action or inaction by such persons before the time that the merger between Impulse and a subsidiary of Inktomi became effective.

   The Declaration of Registration Rights dated April 30, 1999, by Inktomi made in connection with Inktomi's purchase of Impulse Buy Network, Inc. provides that Inktomi will indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

   The Registration Rights Agreement dated September 25, 1998, by Inktomi made in connection with Inktomi's purchase of C2B Technologies, Inc. provides that Inktomi will indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling Inktomi pursuant to the foregoing provisions, Inktomi has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

   At present, there is no pending litigation or proceeding involving a director, officer, employee, or other agent of Inktomi in which indemnification is being sought, nor is Inktomi aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee, or other agent of Inktomi.

Item 16. Exhibits

 Exhibit No.                             Description
 -----------                             -----------
     4.3     Registration Rights Agreement dated September 25, 1998, granted by
             Inktomi to certain individuals identified therein (incorporated by reference under Inktomi's Current Report on Form 8-K dated October
             9, 1998, as amended November 2, 1998)
     4.4     Declaration of Registration Rights dated April 21, 1999, granted by Inktomi to certain individuals identified therein (incorporated by reference under Inktomi's Current Report on Form 8-K dated
             May 13, 1999)
     5.1     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
             Corporation (previously filed)
    23.1     Consent of PricewaterhouseCoopers LLP, Independent Public
             Accountants (relating to financial statements of Inktomi
             Corporation)
    23.2     Consent of Counsel (included in Exhibit 5.1) (previously filed)
    24.1     Power of Attorney (previously filed)

Item 17. Undertakings

   Inktomi hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

       (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

       (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a) and (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Inktomi pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. That, for the purpose of determining any liability under the Securities Act, each filing of Inktomi's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     5. To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     6. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Inktomi pursuant to the foregoing provisions, or otherwise, Inktomi has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Inktomi of expenses incurred or paid by a director, officer, or controlling person of Inktomi in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, Inktomi will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, Inktomi certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to Post Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on the 9th day of November, 1999.

                                          INKTOMI CORPORATION

                                                   /s/ Jerry M. Kennelly
                                          By: _________________________________
                                                    Jerry M. Kennelly,
                                               Vice President of Finance and
                                                  Chief Financial Officer

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Post Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

        Signature                           Title                     Date

 /s/ David C. Peterschmidt     President, Chief Executive
___________________________     Officer (Principal Executive           November
    David C. Peterschmidt       Officer) and Chairman of the       9, 1999
                                Board of Directors

   /s/ Jerry M. Kennelly       Vice President of Finance and
___________________________     Chief Financial Officer                November
      Jerry M. Kennelly         (Principal Financial and           9, 1999
                                Accounting Officer)

        Frank Gill*            Director
___________________________                                            November
        Frank Gill                                                 9, 1999

     Alan F. Shugart*          Director
___________________________                                            November
      Alan F. Shugart                                              9, 1999

      Eric A. Brewer*          Director
___________________________                                            November
      Eric A. Brewer                                               9, 1999

      John A. Porter*          Director
___________________________                                            November
      John A. Porter                                               9, 1999

    Frederic W. Harman*        Director
___________________________                                            November
    Frederic W. Harman                                             9, 1999

   /s/ Jerry M. Kennelly
*By________________________
    Jerry M. Kennelly
    As attorney-in-fact

                                 EXHIBIT INDEX

 Exhibit
   No.                                Description
 -------                              -----------
  4.3    Registration Rights Agreement dated September 25, 1998, granted by
         Inktomi to certain individuals identified therein (incorporated by reference under Inktomi's Current Report on Form 8-K dated October 9,
         1998, as amended November 2, 1998)
  4.4    Declaration of Registration Rights dated April 21, 1999, granted by
         Inktomi to certain individuals identified therein (incorporated by reference under Inktomi's Current Report on Form 8-K dated May 13,
         1999)
  5.1    Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
         (previously filed)
 23.1    Consent of PricewaterhouseCoopers LLP, Independent Public Accountants
         (relating to financial statements of Inktomi Corporation)
 23.2    Consent of Counsel (included in Exhibit 5.1) (previously filed)
 24.1    Power of Attorney (previously filed)